Exhibit 99.1

American Battery Technology Company Awarded $144 Million Grant Contract from U.S. Department of Energy for Construction of Second Lithium-Ion Battery Recycling Facility

●	Highly competitive grant award facilitates significant expansion of company’s internally-developed commercial lithium-ion battery recycling operations, with an additional 100,000 tonnes/year of battery materials processing capacity

●	Second facility has a design capacity five times the throughput of the company’s first lithium-ion battery recycling plant, based on scale of domestic end-of-life materials market

Reno, Nev., December 18, 2024 — American Battery Technology Company (NASDAQ: ABAT), an integrated critical battery materials company that is commercializing its technologies for both primary battery minerals manufacturing and secondary minerals lithium-ion battery recycling, has received a contracted grant award for $144 million of federal investment by the U.S. Department of Energy (DOE), with these funds awarded to American Battery Technology Company (ABTC) and its subcontractor Argonne National Laboratory, to support the construction of a new lithium-ion battery recycling facility.

This facility will be the company’s second commercial-scale lithium-ion battery recycling facility and will process approximately 100,000 tonnes/year of battery materials from its automotive OEM, cell manufacturer, and community partners. This facility will intake a wide variety of end-of-life and manufacturing scrap materials, and will output battery grade nickel, cobalt, manganese, and lithium hydroxide products to be sold to the North American market. ABTC entered into a strategic partnership agreement with BASF in Summer 2023, one of the premier cathode manufacturers in North America, for the purchase of its battery grade metals.

“We are extremely proud to have been awarded this highly competitive grant contract from the U.S. DOE, and it will directly support the additional capacity required to process the quantity of materials demanded from the domestic automotive and battery industry,” stated American Battery Technology Company CEO Ryan Melsert. “We are excited to be further scaling our internally-developed recycling technologies and expanding domestic supply of unrealized, in-demand, recycled, battery grade, sustainably-manufactured materials.”

This second facility is designed to scale fivefold the company’s first recycling facility and will implement its internally-developed processes for the strategic de-manufacturing and targeted chemical extraction of battery grade products at competitive costs and with low environmental footprint. These processes have already been demonstrated to produce battery grade products that meet the rigorous specifications set by cathode refining customers and are fundamentally different than conventional methods of battery recycling, which generally utilize either high temperature smelting or non-strategic shredding systems.

The company has leveraged its in-house ABTC R&D, project management, and engineering team members, many of whom were previously members of the founding Tesla Gigafactory design and engineering teams, to scale and de-risk ABTC’s commercialization of this second battery recycling facility.

True to the company’s strategic model to engage a diverse portfolio of partners and stakeholders to bring advanced battery technologies online and establish a commercial battery metals supply chain for North America, this project will leverage multiple partners including feedstock supplier and critical mineral product offtaker BASF, global engineering firm Siemens, the Clemson University International Center for Automotive Research (CU-ICAR), the Argonne National Laboratory (ANL) ReCell Center, the Argonne National Laboratory Sustainable Transportation Education & Partnerships (STEP) department, and the South Carolina Electric Transportation Network (SCETNetwork).

Through this new facility construction project, ABTC will employ a proactive, community-driven engagement model to build an energy equity, sustainable circular manufacturing ecosystem that aims to create 1,200 construction jobs and 300 operations jobs. The company will work in direct partnership between communities, educational institutions, industry, government, the National Laboratory system, and the next generation workforce to support equitable and sustainable initiatives that benefit and strengthen in local communities, including in underserved communities that have historically been left behind.

“I’m personally very proud of our internal teams for the preparation of this proposal, performance during the due diligence rounds, and proficiency in the rapid contracting of this competitive award,” Melsert continued.

The contracted grant award will commence on January 1, 2025.

About American Battery Technology Company

American Battery Technology Company (ABTC), headquartered in Reno, Nevada, has pioneered first-of-kind technologies to unlock domestically manufactured and recycled battery metals critically needed to help meet the significant demand from the electric vehicle, stationary storage, and consumer electronics industries. Committed to a circular supply chain for battery metals, ABTC works to continually innovate and master new battery metals technologies that power a global transition to electrification and the future of sustainable energy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company”) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, risks and uncertainties related to the Company’s ability to continue as a going concern; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2024. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556